SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM 8-K

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CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SCURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest reported): August 17, 2005

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Advantage Capital Development Corp.

(Exact Name of Registrant as Specified in Its Charter)

Nevada		87-0217252
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2999 N.E. 191st Street, PH2 Aventura, FL 33180

(Address of Principal Executive Offices)(Zip Code)

(305) 692-1832

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 8.01. OTHER EVENTS AND REGULATION FD DISCLOSURE

On August 17, 2005, Advantage Capital Development Corp. issued a press release announcing that one of its portfolio companies, Global IT Holdings Inc. has reduced its debt to the Company with a recent payment of $250,000 against its senior secured debenture.

Advantage Capital Development Corp recently increased its stake in Global IT Holdings from 15 to 22 ½ percent and. Global recently completed a merger with High Road International, Inc. (Pink Sheets: HRDI). In accordance with the transaction the new public entity is now named Global IT Holdings, Inc. Global IT Holdings, Inc. now owns eighty-five (85%) percent of all of the fully diluted shares of the pink sheet company and the new public entity now trades under the symbol (Pink Sheets: GBTH). Global IT is currently at various stages of negotiations with four possible acquisitions in the IT staffing industry and is intent on enhancing their growth strategies. Advantage Capital believes that through its subsidiaries, Platinum IT Consulting and Parker Clark Data Processing, Global IT Holdings has been managing its internal growth while actively seeking out acquisitions that are compatible with its core business.

Platinum IT Consulting and its associated company, Parker Clark Data Processing have served the New York and New Jersey Markets for 25 years and have combined annual revenues in excess of $5 million. According to the American Staff Association, U.S. annual sales for temporary help totaled $63.3 billion in 2004, nearly on par with the industry’s sales peak in 2000 and 12.5% more than 2003. According to the Association, for the past three decades the industry has grown at a rate of 10 percent a year and additionally, ninety percent of U.S. companies use temporary staffing services.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial statements of business acquired:

None

(b)	Exhibits

Number	Exhibit
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANTAGE CAPITAL DEVELOPMENT CORP.

By:	/s/Jeff Sternberg
Jeff Sternberg, President

August 19, 2005